Page 8 of 9 Pages

EXHIBIT 1
     The following table sets forth certain information concerning the shares of Common Stock purchased and sold by each of the Reporting Persons during the period from March 7, 2006 to December 4, 2006. All purchases and sales were made through transactions on the American Stock Exchange. The price per share amounts set forth below include brokerage commissions which average approximately 0.6% of the total price paid.
Reporting Person: Fredric H. Mack

Date	No. of Shares Purchased	Price Per Share
3/7/06	97,500	$3.49
3/7/06	1,800	3.44
3/7/06	700	3.47
3/8/06	7,500	3.57
3/8/06	6,100	3.59
3/8/06	400	3.62
3/8/06	1,000	3.56
3/10/06	13,100	3.62
3/10/06	10,000	3.73
3/10/06	6,000	3.84
3/10/06	14,900	3.74
3/10/06	1,000	3.79
3/10/06	400	3.64
3/10/06	100	3.67
3/10/06	6,000	4.04
3/13/06	2,500	3.84
3/13/06	2,500	4.00
3/13/06	1,200	3.99
3/13/06	1,000	3.89
3/13/06	300	4.13
3/14/06	5,000	4.02
3/14/06	6,000	4.01
3/15/06	4,100	4.02
3/15/06	900	3.96
4/11/06	24,500	3.74
4/11/06	200	3.62
4/11/06	200	3.64
4/11/06	100	3.66

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Date	No. of Shares Sold	Price Per Share
11/24/06	4,100	$1.98
11/27/06	2,800	1.73
11/27/06	5,000	1.80
11/28/06	1,000	1.71
11/28/06	5,000	1.75
11/30/06	700	1.85
12/1/06	300	1.73
12/1/06	700	1.725
12/4/06	800	1.745
12/4/06	2,200	1.77
Reporting Person: Irrevocable Trust FBO Hailey Mack U/A Dated as of July 1, 1999

Date	No. of Shares Purchased	Price Per Share
3/8/06	14,700	$3.49
3/8/06	12,300	3.50
3/8/06	400	3.44
3/8/06	2,500	3.53
3/8/06	2,500	3.59
3/8/06	2,200	3.46
3/8/06	400	3.48
Reporting Person: Irrevocable Trust FBO Jason Mack UA Dated as of July 1, 1999

Date	No. of Shares Purchased	Price Per Share
3/8/06	17,600	3.50
3/8/06	9,900	3.49
3/8/06	2,500	3.48
3/8/06	2,500	3.53
3/8/06	2,500	3.59